As filed with the Securities and Exchange Commission on March 8, 2024

Registration No. 333-274424

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HCI Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	20-5961396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3802 Coconut Palm Drive

Tampa, FL 33619

(813) 849-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

F&L Corp.

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

(904) 359-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Graham, Esq. General Counsel HCI Group, Inc. 3802 Coconut Palm Drive Tampa, Florida 33619 Telephone No.: (813) 849-9500	Curt P. Creely, Esq. Foley & Lardner LLP 100 N. Tampa Street, Suite 2700 Tampa, Florida 33602 Telephone No.: (813) 229-2300 Facsimile No.: (813) 221-4210

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 No. 333-274424 (the “Registration Statement”) of HCI Group, Inc., a Florida corporation (the “Registrant”), previously filed with the Securities and Exchange Commission on September 8, 2023 and declared effective on September 28, 2023, to register the offer and sale from time to time of up to a maximum aggregate offering price of $150,000,000 of the Registrant’s common stock, preferred stock, debt securities, warrants, stock purchase contracts, and stock purchase units (collectively, the “Registered Securities”). This Post-Effective Amendment No.1 is being filed to deregister any and all Registered Securities that remain unsold under the Registration Statement.

Subsequent to the effectiveness of the Registration Statement, the Registrant qualified as a well-known seasoned issuer, which status allows for automatic shelf registration. Due to this change in status, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and has filed a new automatic shelf Registration Statement on Form S-3ASR (File No. 333-276643), filed with the Securities and Exchange Commission on January 22, 2024.

The Registrant, by filing this Post-Effective Amendment No. 1, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Registered Securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 8, 2024.

HCI GROUP, INC.

By:	/s/ Paresh Patel
Paresh Patel
Chief Executive Officer and
Chairman of the Board of Directors
(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.